Exhibit T3A.11

CERTIFICATE OF INCORPORATION

OF

REORGANIZED GULFPORT HOLDCO, INC.

ARTICLE One

The name of the corporation is Reorganized Gulfport Holdco, Inc. (hereinafter called the “Corporation”).

ARTICLE Two

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington Delaware 19808, in the County of New Castle, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE Three

The total number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of $0.01 (One Cent) per share.

ARTICLE Four

The name and mailing address of the incorporator is as follows:

Name	Address
Sherie Hollinger	Kirkland & Ellis LLP 609 Main Street Houston, TX 77002

ARTICLE Five

The directors shall have the power to adopt, amend or repeal bylaws, except as may otherwise be provided in the bylaws.

ARTICLE Six

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE Seven

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE SEVEN shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE Eight

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

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I, the undersigned, being the sole incorporator herein before named, for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of Delaware, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 30th day of April, 2021.

/s/ Sherie Hollinger
Name:	Sherie Hollinger
Title:	Sole Incorporator